Exhibit 4.2

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

Class T, S, D and I Share Repurchase Plan

Effective as of November 6, 2018

Definitions

Class D shares – shall mean the shares of the Company’s common stock classified as Class D.

Class I shares – shall mean the shares of the Company’s common stock classified as Class I.

Class S shares – shall mean the shares of the Company’s common stock classified as Class S.

Class T shares – shall mean the shares of the Company’s common stock classified as Class T.

Company – shall mean Blackstone Real Estate Income Trust, Inc., a Maryland corporation.

Dealer Manager – shall mean Blackstone Advisory Partners L.P.

NAV – shall mean the net asset value of the Company or a class of its shares, as the context requires, determined in accordance with the Company’s valuation policies and procedures.

Operating Partnership – shall mean BREIT Operating Partnership L.P.

Operating Partnership units – shall mean limited partnership interests in the Operating Partnership.

Special Limited Partner – shall mean BREIT Special Limited Partner L.L.C.

Stockholders – shall mean the holders of Class T, Class S, Class D or Class I shares.

Transaction Price – shall mean the repurchase price per share for each class of common stock, which shall be equal to the then-current offering price before applicable selling commissions and dealer manager fees.

Share Repurchase Plan

Stockholders may request that the Company repurchase shares of its common stock through their financial advisor or directly with the Company’s transfer agent. The procedures relating to the repurchase of shares of the Company’s common stock are as follows:

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Certain broker-dealers require that their clients make repurchase requests through their broker-dealer, which may impact the time necessary to process such repurchase request. Stockholders should contact their broker-dealer first if they want to request the repurchase of their shares.

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Under this share repurchase plan, to the extent the Company chooses to repurchase shares in any particular month the Company will only repurchase shares as of the last calendar day of that month (a “Repurchase Date”). To have shares repurchased, a Stockholder’s repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share repurchases will be made within three business days of the Repurchase Date. The Company will begin this share repurchase plan in the first month of the first full calendar quarter following the conclusion of its escrow period. Repurchase requests received and processed by the Company’s transfer agent will be effected at a repurchase price equal to the Transaction Price on the applicable Repurchase Date (which will generally be equal to the Company’s prior month’s NAV per share), subject to any Early Repurchase Deduction (as defined below).

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A Stockholder may withdraw his or her repurchase request by notifying the transfer agent, directly or through the Stockholder’s financial intermediary, on our toll-free, automated telephone line, 844-702-1299. The line is open on each business day between the hours of 9:00 a.m. and 6:00 p.m. (Eastern time). Repurchase requests must be cancelled before 4:00 p.m. (Eastern time) on the last business day of the applicable month.

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If a repurchase request is received after 4:00 p.m. (Eastern time) on the second to last business day of the applicable month, the purchase order will be executed, if at all, on the next month’s Repurchase Date at the Transaction Price applicable to that month (subject to any Early Repurchase Deduction), unless such request is withdrawn prior to the repurchase. Repurchase requests received and processed by the Company’s transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day.

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Repurchase requests may be made by mail or by contacting a financial intermediary, both subject to certain conditions described in this share repurchase plan. If making a repurchase request by contacting the Stockholder’s financial intermediary, the Stockholder’s financial intermediary may require the Stockholder to provide certain documentation or information. If making a repurchase request by mail to the transfer agent, the Stockholder must complete and sign a repurchase authorization form, which can be found at the end of this share repurchase plan and which will also be available on our website, www.breit.com. Written requests should be sent to the transfer agent at the following address:

DST Systems, Inc.

PO Box 219349

Kansas City, MO 64121-9349

Overnight Address:

DST Systems, Inc.

430 W 7th St. Suite 219349

Kansas City, MO 64105

Toll Free Number: 844-702-1299

Corporate investors and other non-individual entities must have an appropriate certification on file authorizing repurchases. A signature guarantee may be required.

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For processed repurchases, Stockholders may request that repurchase proceeds are to be paid by mailed check provided that the check is mailed to an address on file with the transfer agent for at least 30 days. Stockholders should check with their broker-dealer that such payment may be made via check or wire transfer, as further described below.

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Stockholders may also receive repurchase proceeds via wire transfer, provided that wiring instructions for their brokerage account or designated U.S. bank account are provided. For all repurchases paid via wire transfer, the funds will be wired to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the Stockholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be wired only to U.S. financial institutions (ACH network members).

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A medallion signature guarantee may be required in certain circumstances described below. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the

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Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Company reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request. The Company may require a medallion signature guarantee if, among other reasons: (1) the amount of the repurchase request is over $500,000; (2) a Stockholder wishes to have repurchase proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than such Stockholder’s address of record for the past 30 days; or (3) the Company’s transfer agent cannot confirm a Stockholder’s identity or suspects fraudulent activity.

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If a Stockholder has made multiple purchases of shares of the Company’s common stock, any repurchase request will be processed on a first in/first out basis unless otherwise requested in the repurchase request.

Minimum Account Repurchases

In the event that any Stockholder fails to maintain the minimum balance of $500 of shares of the Company’s common stock, the Company may repurchase all of the shares held by that Stockholder at the repurchase price in effect on the date the Company determines that such Stockholder has failed to meet the minimum balance, less any Early Repurchase Deduction. Minimum account repurchases will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Company’s NAV. Minimum account repurchases are subject to Early Repurchase Deduction.

Sources of Funds for Repurchases

The Company may fund repurchase requests from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds (including from sales of the Company’s common stock or Operating Partnership units to the Special Limited Partner, an affiliate of Blackstone), and the Company has no limits on the amounts it may pay from such sources.

Repurchase Limitations

The Company may repurchase fewer shares than have been requested in any particular month to be repurchased under this share repurchase plan, or none at all, in its discretion at any time. In addition, the total amount of aggregate repurchases of Class T, Class S, Class D and Class I shares will be limited to no more than 2% of the Company’s aggregate NAV per month and no more than 5% of the Company’s aggregate NAV per calendar quarter.

In the event that the Company determines to repurchase some but not all of the shares submitted for repurchase during any month, shares submitted for repurchase during such month will be repurchased on a pro rata basis. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of this share repurchase plan, as applicable.

If the Transaction Price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no repurchase requests will be accepted for such month and stockholders who wish to have their shares repurchased the following month must resubmit their repurchase requests.

Should repurchase requests, in the Company’s judgment, place an undue burden on the Company’s liquidity, adversely affect the Company’s operations or risk having an adverse impact on the Company as a whole, or should the Company otherwise determine that investing its liquid assets in real properties or other illiquid investments rather than repurchasing the Company’s shares is in the best interests of the Company as a whole,

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the Company may choose to repurchase fewer shares in any particular month than have been requested to be repurchased, or none at all. Further, the Company’s board of directors may modify, suspend or terminate this share repurchase plan if it deems such action to be in the best interest of the Company and its Stockholders. Material modifications, including any amendment to the 2% monthly or 5% quarterly limitations on repurchases, to and suspensions of the share repurchase plan will be promptly disclosed to stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act) or special or periodic report filed by us. Material modifications will also be disclosed on the Company’s website. In addition, the Company may determine to suspend this share repurchase plan due to regulatory changes, changes in law or if the Company becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are repurchased. Once this share repurchase plan is suspended, the Company’s board of directors must affirmatively authorize the recommencement of this plan before Stockholder requests will be considered again.

Early Repurchase Deduction

There is no minimum holding period for shares of the Company’s common stock and Stockholders can request that the Company repurchase their shares at any time. However, subject to limited exceptions, shares that have not been outstanding for at least one year will be repurchased at 95% of the Transaction Price (an “Early Repurchase Deduction”) on the applicable Repurchase Date. The one-year holding period is measured as of the subscription closing date immediately following the prospective Repurchase Date. Additionally, Stockholders who have received shares of the Company’s common stock in exchange for their Operating Partnership units may include the period of time such Stockholder held such Operating Partnership units for purposes of calculating the holding period for such shares of the Company’s common stock. This Early Repurchase Deduction will also generally apply to minimum account repurchases.

The Company may, from time to time, waive the Early Repurchase Deduction in the following circumstances:

•	repurchases resulting from death or qualifying disability; or
•	in the event that a Stockholder’s shares are repurchased because such Stockholder has failed to maintain the $500 minimum account balance.

As set forth above, the Company may waive the Early Repurchase Deduction in respect of repurchase of shares resulting from the death of a Stockholder who is a natural person, subject to the conditions and limitations described above, including shares held by such Stockholder through a revocable grantor trust or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the Stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust. The Company must receive the written repurchase request within 12 months after the death of the Stockholder in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death of a Stockholder. Such a written request must be accompanied by a certified copy of the official death certificate of the Stockholder. If spouses are joint registered holders of shares, the request to repurchase the shares may be made if either of the registered holders dies. If the Stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of repurchase upon death does not apply.

Furthermore, as set forth above, the Company may waive the Early Repurchase Deduction in respect of repurchase of shares held by a Stockholder who is a natural person who is deemed to have a qualifying disability (as such term is defined in Section 72(m)(7) of the Code), subject to the conditions and limitations described above, including shares held by such Stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from such Stockholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the Stockholder became a

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Stockholder. The Company must receive the written repurchase request within 12 months of the initial determination of the Stockholder’s disability in order for the Stockholder to rely on any of the waivers described above that may be granted in the event of the disability of a Stockholder. If spouses are joint registered holders of shares, the request to repurchase the shares may be made if either of the registered holders acquires a qualifying disability. If the Stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of repurchase upon disability does not apply.

Items of Note

•	Stockholders will not receive interest on amounts represented by uncashed repurchase checks;
•	Under applicable anti-money laundering regulations and other federal regulations, repurchase requests may be suspended, restricted or canceled and the proceeds may be withheld;
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IRS regulations require the Company to determine and disclose on Form 1099-B the adjusted cost basis for shares of the Company’s stock sold or repurchased. Although there are several available methods for determining the adjusted cost basis, unless a Stockholder elects otherwise, which such Stockholder may do by checking the appropriate box on the subscription agreement or calling the Company’s customer service number at 844-702-1299, the Company will utilize the first-in-first-out method; and

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All shares of the Company’s common stock requested to be repurchased must be beneficially owned by the Stockholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the repurchase must be authorized to do so by the Stockholder of record of the shares or his or her estate, heir or beneficiary, and such shares of common stock must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Company may ask the requesting party to provide evidence satisfactory to the Company that the shares requested for repurchase are not subject to any liens or encumbrances. If the Company determines that a lien exists against the shares, the Company will not be obligated to repurchase any shares subject to the lien.

Mail and Telephone Instructions

The Company and its transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized Stockholder transactions if they reasonably believe that such instructions were genuine. The Company and the its transfer agent have established reasonable procedures to confirm that instructions are genuine including requiring the Stockholder to provide certain specific identifying information on file and sending written confirmation to Stockholders of record no later than five days following execution of the instruction. Failure by the Stockholder or its agent to notify the Company’s transfer agent in a timely manner, but in no event more than 60 days from receipt of such confirmation, that the instructions were not properly acted upon or any other discrepancy will relieve the Company, the Company’s transfer agent and the financial advisor of any liability with respect to the discrepancy.

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REPURCHASE AUTHORIZATION FOR Blackstone Real Estate Income Trust, Inc.

Use this form to request repurchase of your shares in Blackstone Real Estate Income Trust, Inc. Please complete all sections below.

1 REPURCHASE FROM THE FOLLOWING ACCOUNT

Name(s) on the Account

Account Number	Social Security Number/TIN

Financial Advisor Name	Financial Advisor Phone Number

2 REPURCHASE AMOUNT (Check one)	3 REPURCHASE TYPE (Check one)

☐ All Shares	☐ Normal

☐ Number of Shares	☐ Death

☐ Dollar Amount $	☐ Disability

Additional documentation is required if repurchasing due to Death or Disability. Contact Investor Relations for detailed instructions at 844-702-1299.

4 PAYMENT INSTRUCTIONS (Select only one)

Indicate how you wish to receive your repurchase payment below. If an option is not selected, a check will be sent to your address of record. Repurchase proceeds for qualified accounts, including IRAs and other Custodial accounts, and certain Broker-controlled accounts as required by your Broker/Dealer of record, will automatically be issued to the Custodian or Broker/Dealer of record, as applicable. All Custodial held and Broker-controlled accounts must include the Custodian and/or Broker/Dealer signature.

☐ Cash/Check Mailed to Address of Record

☐ Cash/Check Mailed to Third Party/Custodian (Signature Guarantee required)

Name / Entity Name / Financial Institution	Mailing Address

City	State	Zip Code	Account Number

☐ Cash/Direct Deposit Attach a pre-printed voided check. (Non-Custodian Investors Only)

I authorize Blackstone Real Estate Income Trust, Inc. or its agent to deposit my distribution into my checking or savings account. In the event that Blackstone Real Estate Income Trust, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name	Mailing Address	City	State

Your Bank’s ABA Routing Number	Your Bank Account Number

PLEASE ATTACH A PRE-PRINTED VOIDED CHECK

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5 SHARE REPURCHASE PLAN CONSIDERATIONS (Select only one)

Our share repurchase plan contains limitations on the number of shares that can be repurchased under the plan during any month and quarter. In addition to these limitations, we cannot guarantee that we will have sufficient funds to accommodate all repurchase requests made in any applicable repurchase period and we may elect to repurchase fewer shares than have been requested in any particular month, or none at all. If the number of shares subject to repurchase requests exceeds the then applicable limitations, or if we otherwise do not make all requested repurchases, each shareholder’s request will be reduced on a pro rata basis after we have repurchased all shares for which repurchase has been requested due to death or disability. If repurchase requests are reduced on a pro rata basis, you may elect (at the time of your repurchase request) to either withdraw your entire request for repurchase or have your request honored on a pro-rata basis. If you wish to have the remainder of your initial request repurchased, you must resubmit a new repurchase request for the remaining amount.  Please select one of the following options below. If an option is not selected, your repurchase request will be processed on a pro-rata basis, if needed.

☐	Process my repurchase request on a pro-rata basis.
☐	Withdraw (do not process) my entire repurchase request if amount will be reduced on a pro-rata basis.

6 COST BASIS SELECTION (Select only one)

U.S. federal income tax information reporting rules generally apply to certain transactions in our shares. Where they apply, the “cost basis” calculated for the shares involved will be reported to the Internal Revenue Service (“IRS”) and to you. Generally these rules apply to our shares, including those purchased through our distribution reinvestment plan. You should consult your own tax advisor regarding the consequences of these new rules and your cost basis reporting options.

Indicate below the cost basis method you would like us to apply.

IMPORTANT: If an option is not selected, your cost basis will be calculated using the FIFO method.

☐	FIFO (First – In / First Out)
☐	LIFO (Last – In / First Out) Consult your tax advisor to determine whether this method is available to you.
☐	Specific Lots

If you have selected “Specific Lots,” please identify the lots below:

Date of Purchase:	Amount of Purchase:

Date of Purchase:	Amount of Purchase:

Date of Purchase:	Amount of Purchase:

7 AUTHORIZATION AND SIGNATURE

IMPORTANT: Signature Guarantee may be required if any of the following applies:

•	Amount to be repurchased is $500,000 or more.
•	The repurchase is to be sent to an address other than the address we have had on record for the past 30 days.
•	The repurchase is to be sent to an address other than the address on record.
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If name has changed from the name in the account registration, we must have a one-and-the-same name signature guarantee. A one-and-the-same signature guarantee must state “<Previous Name> is one-and-the-same as <New Name>” and you must sign your old and new name.

•	The repurchase proceeds are deposited directly according to banking instructions provided on this form. (Non-Custodial Investors Only)

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Investor Name (Please Print)	Signature	Date

Co-Investor Name (Please Print)	Signature	Date

Signature Guarantee (Affix Medallion or Signature Guarantee Stamp Below)	Custodian and/or Broker/Dealer Authorization (if applicable) Signature of Authorized Person
*

Please refer to the prospectus you received in connection with your initial investment in Blackstone Real Estate Income Trust, Inc., as amended by any amendments or supplements to that prospectus, for a description of the current terms of our share repurchase plan. A copy of the prospectus, as amended and supplemented to date, is located at www.breit.com and at www.sec.gov. The repurchase price will be available in our prospectus supplements and at www.breit.com and www.sec.gov. There are various limitations on your ability to request that we repurchase your shares, including, subject to certain exceptions, an early repurchase deduction if your shares have been outstanding for less than one year. Please see a copy of the applicable prospectus, as amended and supplemented to date, for the current repurchase price. Our board of directors may determine to amend, suspend or terminate our share repurchase plan without stockholder approval. We will provide written notice of any amendment, suspension or termination of the plan in a filing with the SEC at www.sec.gov, which will also be made available at www.breit.com. Repurchase of shares, when requested, will generally be made monthly; provided however, that the board of directors may determine from time to time to adjust the timing of repurchases. All requests for repurchases must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. A Stockholder may withdraw his or her repurchase request by notifying the transfer agent, directly or through the Stockholder’s financial intermediary, on our toll-free, automated telephone line, 844-702-1299. Repurchase requests must be cancelled before 4:00 p.m. (Eastern time) on the applicable Repurchase Date (or if such Repurchase Date is not a business day, the prior business day). We cannot guarantee that we will have sufficient available funds or that we will otherwise be able to accommodate any or all requests made in any applicable repurchase period.

Mail to: Blackstone Real Estate Income Trust ¢ DST Systems, Inc. ¢ PO Box 219349 ¢ Kansas City, MO 64121-9349

Overnight Delivery: Blackstone Real Estate Income Trust ¢ DST Systems, Inc. ¢ 430 W. 7th St. ¢ Kansas City, MO 64105

Investor Relations: 844-702-1299

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